Exhibit 2.1

MERGER AGREEMENT between Seguin Natural Hair Products, Inc. and Yuengling’s Ice Cream Corporation

Table of Contents
Article I. THE MERGER		1

1.01	The Merger.	1

1.02	Consummation of the Merger.	1

1.03	Effects of the Merger.	1

1.04	Amendments to Articles of Incorporation and Bylaws.	1

1.05	Directors and Officers of the Surviving Corporation.	1

1.06	Conversion of Shares.	2

1.07	Subsequent Actions.	2

Article II. DISSENTING SHARES; PAYMENT FOR SHARES		2

2.01	Dissenting Shares.	2

Article III. REPRESENTATIONS AND WARRANTIES OF SEGUIN		3

3.01	Existence; Good Standing.	3

3.02	Capitalization.	3

3.03	Authorization: Validity and Effect of Agreements.	3

3.04	Consents and Approvals; No Violation.	3

3.05	Reports; Financial Statements.	3

3.06	Litigation.	4

Article IV. REPRESENTATIONS AND WARRANTIES OF YUENGLING’S		4

4.01	Existence; Good Standing.	4

4.02	Authorization, Validity and Effect of Agreements.	4

4.03	Capitalization.	4

4.04	Consents and Approvals; No Violation.	5

Article V. COVENANTS		5

5.01	Conduct of Business.	5

5.02	Filings; Other Action.	6

5.03	Indemnification.	6

5.04	Further Action.	7

5.05	Expenses.	7

5.06	Consent of Shareholders.	7

5.07	Best Efforts to Close.	7

Article VI. CONDITIONS TO CONSUMMATION OF THE MERGER		7

6.01	Conditions to Each Party’s Obligation to Effect the Merger.	7

Article VII. TERMINATION; AMENDMENT; WAIVER		8

7.01	Termination.	8

7.02	Effect of Termination.	8

7.03	Amendment.	9

TABLE OF CONTENTS- PAGE i

7.04	Extension; Waiver.	9

7.05	Procedure for Termination, Amendment, Extension or Waiver.	9

Article VIII. MISCELLANEOUS		9

8.01	Assignment, Binding Effect; Benefit; Entire Agreement.	9

8.02	Severability.	9

8.03	Notices.	9

8.04	Governing Law.	10

8.05	Descriptive Headings.	10

8.06	Counterparts.	10

8.07	Waivers.	10

8.08	Incorporation of Exhibits.	10

TABLE OF CONTENTS- PAGE ii

AGREEMENT AND PLAN OF MERGER

Merger Agreement dated as of December 28, 2017  (“Agreement”), between Seguin Natural Hair Products Inc., a Nevada corporation (“Seguin”) and Yuengling’s Ice Cream Corporation, a Pennsylvania corporation (“Yuengling’s”).

RECITALS

Seguin and Yuengling’s entered into a Memorandum of Understanding dated November 7, 2017 setting forth for the general terms and conditions of the proposed merger (“Merger”) between the two corporations. The respective Boards of Directors of Seguin and Yuengling’s have each determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of each corporation and its shareholders. The respective Boards of Directors of Seguin and Yuengling’s have adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE I.
THE MERGER

1.01          The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Nevada Business Corporation Act (“Nevada Act”) and the Pennsylvania Corporation Code (“Pennsylvania Code”), respectively, Yuengling’s will be merged with and into Seguin as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI.  Seguin will be the surviving corporation (“Surviving Corporation”) under the name “Yuengling’s Ice Cream Corporation” and will continue its existence under the laws of the State of Nevada, and the separate corporate existence of Yuengling’s, as a Pennsylvania corporation, will cease.

1.02          Merger Closing/Consummation of the Merger. As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI, the Merger will be consummated by filing with the Secretaries of State of the states of Nevada and Pennsylvania duly executed articles of merger (“Articles of Merger”) in accordance with the Nevada Act and the Pennsylvania Code.  The Merger will become effective at such time as the Articles of Merger are duly filed.  The date on which the Articles of Merger are filed shall be the “Merger Closing Date” of record and the “Effective Time” of the Merger.  An 8-K report prepared in accordance with Article VI shall be filed by the Surviving Corporation within Four (4) business days of the Merger Closing Date.

1.03          Effects of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the Nevada Act and the Pennsylvania Code. Without limiting the generality of the foregoing, at the Effective Time all property, rights, privileges and powers of Seguin and Yuengling’s will vest in the Surviving Corporation, and all debts, liabilities and duties of Seguin and of Yuengling’s will become the debts, liabilities and duties of the Surviving Corporation, as provided under the applicable laws of the state of Nevada.

1.04          Amendments to Articles of Incorporation and Bylaws.  At the Effective Time, by virtue of the Merger, the articles of incorporation and the bylaws of Seguin, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as permitted by the Nevada Act and this Agreement.

1.05          Directors and Officers of the Surviving Corporation. The directors and officers of Yuengling’s immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, until their respective death, resignation or removal or until their respective successors will have been duly elected or appointed and qualified.

AGREEMENT AND PLAN OF MERGER - PAGE 1

1.06          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Yuengling’s or its shareholders, the shareholders of Yuengling’s will receive, in the aggregate, 44,502,385 shares of common stock of the Surviving Corporation (“Merger Consideration”) which will represent 88.42% of the issued and outstanding common stock of the Surviving Corporation at the Effective Time. At the Effective Time, all shares of common stock of Yuengling’s (“Yuengling’s Shares”) will no longer be issued and outstanding and will automatically be cancelled and will cease to exist and each holder of Yuengling’s Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The Merger Consideration will be allocated among Yuengling’s shareholder in accordance with Schedule 1.06 attached hereto and made a part hereof by reference.

1.07          Subsequent Actions. If, at any time after the Effective Date, the Surviving Corporation considers it to advisable that any deeds, bills of sale, assignments or other actions are necessary or desirable to continue, vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any rights, properties, privileges or assets of Yuengling’s as a result of, or in connection with the Merger, or otherwise carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Yuengling’s, all such deeds, bills of sale and assignments and to take and do, in the name and on behalf of  Yuengling’s all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties and privileges in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

1.08          Assumption of Yuengling’s Debt.  On the Effective Date, the Surviving Corporation shall assume liability for the repayment of the December 28, 2017 Promissory Note issued by Yuengling’s to Freelife Investments, Inc.(“Freelife”) in consideration for its loan of $325,000.00 on that date.   On the Effective Date, at the request of Freelife, the Surviving Corporation shall issue to Freelife an Amended and Restated Convertible Promissory Note for the principal balance owed, including accrued interest.

ARTICLE II.
DISSENTING SHARES; PAYMENT FOR SHARES

2.01          Dissenting Shares.  Seguin and Yuengling’s acknowledge that their respective shareholders are entitled to exercise rights as dissenting shareholders with respect to the Merger pursuant to the Nevada Act and Pennsylvania Code, respectively. Pursuant to such dissenting shareholder rights, any shares of common stock of Seguin and Yuengling’s issued and outstanding immediately prior to the Effective Time (“Dissenting Shares”) will not be converted or exchanged pursuant to this Agreement, unless and until such shareholders will have failed to perfect or effectively have withdrawn or lost their rights as holders of Dissenting Shares. Neither Seguin nor Yuengling’s have any knowledge of, or anticipate, the existence of any Dissenting Shares.  Notwithstanding the foregoing, Seguin and Yuengling’s will provide their respective shareholders with all notices concerning the rights of Dissenting Shares, pursuant to the Nevada Act and the Pennsylvania Code, as applicable.

AGREEMENT AND PLAN OF MERGER - PAGE 2

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF SEGUIN

Seguin represents and warrants to Yuengling’s as of the date of this Agreement and as of the Effective Time as follows:

3.01          Existence; Good Standing.  Seguin is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with all corporate power and authority to own its properties and conduct its business as currently conducted.

3.02          Capitalization.  The authorized capital stock of Seguin consists of 500,000,000 shares of common stock, $0.0001 par value, of which 16,500,000 shares of common stock are issued and outstanding.  Seguin has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments that might require it to issue any shares of common stock. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid non-assessable and free of preemptive rights.

3.03          Authorization: Validity and Effect of Agreements.  Seguin has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Seguin.  This Agreement constitutes the valid and legally binding obligation of Seguin, enforceable in accordance with its terms, except that such enforcement is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to creditors’ rights and general principles of equitable relief.

3.04          Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Seguin, nor the consummation of the transactions contemplated hereby in accordance with the terms hereof, will: (a) violate, conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Seguin; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment of compensation under, or result in the creation of any lien, security interest, charge or encumbrance (“Lien”) upon any of its material properties under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise permit, lease, contract, agreement or other instrument, commitment or obligation to which it is a party, or by which it or any of its properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on its business, results of operations financial condition or prospects (“Seguin Material Adverse Effect”); or (c) other than the filings required under the Securities Act of 1933, as amended (“Securities Act”) or applicable state securities and “Blue Sky” laws or filings in connection with the maintenance of its qualification to do business in other jurisdictions, and the filings contemplated by Section 5.02 of this Agreement (collectively, “Regulatory Filings”), require any material consent, approval or authorization of, or declaration, filings or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Seguin Material Adverse Effect.

3.05          Reports; Financial Statements.  (a) Seguin has timely filed or furnished all reports, schedules, forms, statements and other documents (“SEC Reports”) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”), all of which have complied as of their respective filing dates in all material respects with applicable requirements of Securities Act and the rules and regulations promulgated thereunder. Seguin will file prior to the Effective Date all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. As of the date of this Agreement, there are no unresolved comments in comment letters received from the SEC staff with respects to the Reports.

AGREEMENT AND PLAN OF MERGER - PAGE 3

(b) The audited and unaudited financial statements, including the related notes thereto, included or incorporated by reference in the SEC Reports have been prepared, or when so filed will be, in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved, subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein.

3.06          Litigation.  There is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the knowledge of Seguin, threatened against or relating to Seguin.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF YUENGLING’S

Yuengling’s represents and warrants to Seguin as of the date of this Agreement and as of the Effective Time as follows:

4.01          Existence; Good Standing. Yuengling’s is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with all corporate power and authority to own its properties and conduct its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership. Leasing or operation of its assets or properties or conduct of its business requires such qualification, except where failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not reasonably be expected to have a Yuengling’s Material Adverse Effect (Yuengling’s Material Adverse Effect”).

4.02          Authorization, Validity and Effect of Agreements.  Yuengling’s has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Yuengling’s.  This Agreement constitutes the valid and legally binding obligation of Seguin, enforceable in accordance with its terms, except that such enforcement is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to creditors’ rights and general principles of equitable relief.

4.03          Capitalization.  The authorized capital stock of Yuengling’s consists of (a) 12,000,000 shares of common stock, no par value, of which 2,270,503 shares of common stock are issued and outstanding; and (b) 300,000 shares of preferred stock, no par value, of which none are issued and outstanding.  As of the Effective Date, Yuengling’s has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments that might require it to issue any shares of common stock, other than those disclosed in Schedule  4.03. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid non-assessable and free of preemptive rights.

AGREEMENT AND PLAN OF MERGER - PAGE 4

4.04          Consents and Approvals; No Violation.  Neither the execution and delivery by Yuengling’s of this Agreement nor the consummation by it of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of its Articles of Incorporation or Bylaws, (ii) violate, or conflict with, or result of in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment or compensation under, or result in the creation of any Lien upon any of the its properties of under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation of which it is a party, or by which it or any of its respective properties or assets is bound or affected, except for any of the foregoing matters which, singularly or in the aggregate, would not have a Yuengling’s Material Adverse Effect; (iii)  other than the Regulatory filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Yuengling’s Material Adverse Effect, as defined in Section 7.01(c) of this Agreement; or  (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its assets, except for violations which in the aggregate would not have a Yuengling’s Material Adverse Effect or materially adversely affect the ability of it to consummate the Merger.

ARTICLE V.
COVENANTS

5.01          Conduct of Business. From and after the date of this Agreement to the Effective Time unless consented to in writing, Seguin and Yuengling’s, respectively:

  (a)          will conduct their business and operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

  (b)          will use reasonable efforts to preserve intact their business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

  (c)          confer on a regular basis with one or more representatives of the other to report operational matters of materiality and any proposals to engage in material transactions;

  (d)          will not amend their Articles of Incorporation or By Laws;

  (e)          will promptly notify the other of any material emergency or other material change in the condition, financial or otherwise, business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings, or communications indicating that the same may be contemplated, or the breach in any material respect of any representation or warranty contained herein;

  (f)          will not (i) issue, sell or pledge, or agree to issue, sell or pledge, any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion, right or other right to acquire any shares of its capital stock or grant any right to convert or exchange any securities for common stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, other than in the ordinary course of business, (iv) adopt any new employee benefit plan, other than in the ordinary course of  business, including any stock option, stock benefit or stock purchase plan, or amend any existing employee benefit plan in any material respect, other than in the ordinary course of business, except, in each case, for changes which are less favorable to participants in such plans or as may be required by applicable law, or (v) amend any officer employment agreement or increase any compensation payable pursuant to such employment agreements;

AGREEMENT AND PLAN OF MERGER - PAGE 5

  (g)          will not (i) except in the normal course of business as consistent with prior practice, declare, set aside or pay any dividend, whether in cash, stock or property, or make any other distribution or payment with respect to any shares of its capital stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

  (h)          will not (i) sell, lease or otherwise dispose of any assets which are of a material amount, individually or in the aggregate, or (ii) make any acquisition, by means of merger or otherwise, of any assets or securities which are of a material amount, individually or in the aggregate;

  (i)          will cooperate in qualifying the common stock of the Surviving Corporation  with Depository Trust Company f Direct/Withdrawal at Custodian (“DWAC”)

  (j)          will not agree in writing to take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of the Company herein untrue or incorrect.

5.02          Filings; Other Action. Subject to the terms and conditions herein provided, Seguin and Yuengling’s will each:  (i) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and other jurisdictions in connection with the  execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (ii) use best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Seguin and Yuengling’s will use best efforts to take all such necessary action.

5.03          Indemnification.

  (a)          After the Effective Time, the Surviving Corporation will, to the fullest extent permitted, indemnify, defend and hold harmless the present and former directors and officers of Seguin and Yuengling’s and their respective heirs, executors, administrators and legal representatives, individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time, including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement (collectively “Losses”).  In connection with the foregoing obligations from and after the Effective Time, the Surviving Corporation will bear the cost of expenses incurred in defending against any claim, action, suit, proceeding or investigation arising out of any alleged acts or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement), as incurred to the fullest extent permitted under applicable law.  All rights to indemnification, including provisions relating to advances, expenses and exculpation of director liability, existing in favor of the Indemnified Parties as provided in Seguin’s or Yuengling’s Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring through the Effective Time, will survive the Effective Time and will continue in full force and effect.

AGREEMENT AND PLAN OF MERGER - PAGE 6

  (b)          Any Indemnified Party will promptly notify the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section (a “Third Party Claim”).  In the event of any such Third Party Claim, (x) within twenty (20) days of receipt of such notice, the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties, as a group, will have the right to retain one separate counsel, acceptable to such Indemnified Parties, as the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, and each Indemnified Party will have the right to retain a separate counsel, acceptable to such Indemnified Party,  at the expense of the Indemnifying Party, if representation of such Indemnified  Party and the other Indemnified Parties as a group would be inappropriate due to a conflict of interest between them and (y) the Indemnified Parties will cooperate in the defense of any such matter.  If the Surviving Corporation fails to take action within twenty (20) days as set forth in (x) above, then the Indemnified Party will have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as a Loss.  The Surviving Corporation will not be liable for any settlement affected without its prior written consent, unless it has failed to take action within the twenty (20) day period after receipt of notice as set forth above.  Notwithstanding the foregoing, the Surviving Corporation will not have any obligation under this Section 5.03 to indemnify an Indemnified Party when and if a court of competent jurisdiction ultimately determines and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  (c)          The Surviving Corporation will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.03.

  (d)          The rights of each Indemnified Party hereunder will be in addition to any other rights such Indemnified Party may have under its Articles of Incorporation.  The provisions of this Section 5.03 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and will be binding on all successors and assigns of the Surviving Corporation.

5.04          Further Action. Seguin and Yuengling’s will each, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

5.05          Expenses.  Whether  or not the Merger is consummated, except as provided in Section 7.02 of this Agreement or as provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

5.06          Consent of Shareholders. Seguin and Yuengling’s will each submit the Merger to their respective shareholders for their consideration in accordance with the laws of their respective jurisdictions of organization and obtain the consent of their respective shareholders (“Stockholder Consent”).  Seguin and Yuengling’s will each notify the other in writing that the Stockholder Consent has been obtained.

5.07          Best Efforts to Close. Seguin and Yuengling’s agree to use their best efforts to close the transactions contemplated by this Agreement as soon as practical following the receipt by Yuengling’s of its PCAOB audited financials for the periods ending December 31, 2016 and 2017.

ARTICLE VI.
CONDITIONS TO CONSUMMATION
OF THE MERGER

6.01          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Seguin and Yuengling’s to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

AGREEMENT AND PLAN OF MERGER - PAGE 7

  (a)          Representations and Warranties.  The representations and warranties set forth in Articles III and in Articles IV shall be true and correct in all respects as of the date of this Agreement and as of the Effective Date.

  (b)          Stockholder Consent.  The Stockholder Consent shall have been obtained.

  (c)          No Injunctions or Restraints; Illegality.  No statute, rule, regulation, executive order, decree, injunction or other order, whether temporary, preliminary or permanent, will have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger.

  (d)          Consents.  Each of the consents, if any, listed on Schedule 4.04 hereto will have been obtained.

  (e)          Audited Financial Statements of Yuengling’s.  Yuengling’s shall have received PCAOB audited financial statements for the fiscal years ended December 31, 2016 and 2017 (“Yuengling’s Financials”), such that Yuengling’s Financials can be included in the 8-K  report  which the Surviving Corporation shall file with the Securities and Exchange Commission  within Four (4) business days of the Merger Closing Date.

ARTICLE VII.
TERMINATION; AMENDMENT; WAIVER

7.01          Termination. This Agreement may be terminated and the Merger abandoned at any time, notwithstanding adoption of this Agreement by the Stockholder Consent prior to the Effective Time:

  (a)          By written consent of Seguin and Yuengling’s;

  (b)          By either Seguin or Yuengling’s if any court of competent jurisdiction or any other governmental body will have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, decree, ruling or other action will have become final and non-appealable;

  (c)          By Seguin if Yuengling’s will have breached any of its representations and warranties or covenants contained herein and if such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a Yuengling’s Material Adverse Effect, unless, in the case of a breach of covenant, such failure to perform has been caused by a breach of this Agreement by Seguin;

  (d)          By Yuengling’s if Seguin will have breached any of its representations and warranties and such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a Seguin Material Adverse Effect, or if Seguin will have breached in any material respect any of its covenants contained herein, unless, in the case of a breach of any covenant, such failure to perform has been caused by a breach of this Agreement by Yuengling’s.

7.02          Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement, except for the obligations of the parties pursuant to this Section 7.02 and the provisions of Section 5.05, will forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided that nothing in this Section 7.02 will relieve any party to this Agreement of liability for breach of this Agreement. All costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement will be paid by the patty incurring such costs and expenses.

AGREEMENT AND PLAN OF MERGER - PAGE 8

7.03          Amendment. To the extent permitted by applicable law, this Agreement may be amended, at any time before or after the Stockholder Consent; but, after any such Stockholder Consent, no amendment will be made that by law requires further approval of such shareholders without the approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

7.04          Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (iii) subject to the terms hereof, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement to such extension or waiver will be valid only if set forth in an instrument in writing signed by party granting the extension or waiver.  The failure of a party to assert any of its rights under this Agreement will not constitute a waiver of those rights.

7.05          Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 will, in order to be effective, require the written consent of the board of directors Seguin and of the board of directors of Yuengling’s.

ARTICLE VIII.
MISCELLANEOUS

8.01          Assignment, Binding Effect; Benefit; Entire Agreement. This Agreement constitutes the entire agreement and supersedes all oral agreements and understandings and all written agreements prior to the date of this Agreement between the parties with respect to the subject matter hereof. This Agreement may not be assigned by any party by operation or law or otherwise.

8.02          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced any rule of law or public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.

8.03          Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission, by nationally recognized courier service with proof of service, hand delivery or certified or registered mail, return receipt requested and first-class postage prepaid, or by electronic transmission with confirmation of receipt addressed as follows:

  If Seguin to:

  Seguin Natural Hair Products Inc.
  65 Hillview St.
  Hamilton, Ontario, Canada L8S 2Z3
  Attention: Kimberly Wright
  Email: Kimberly.seguinnaturalhairproducts@outlook.com

  With a copy to:

  Robert C. Laskowski Law Office
  520 SW Yamhill St., Suite 600
  Portland, OR 97204-1329
  Facsimile: 503-227-2980
  Email: rcl@roblaw.us

AGREEMENT AND PLAN OF MERGER - PAGE 9

  If to Yuengling’s Ice Cream Corporation to:

  1058 Centre Turnpike
  Orwigsburg, PA 17961
   Attn. David Yuengling

  With a copy to:

  Law Office of Mattheau J.W. Stout
  400 E. Pratt Street, 8th Floor
  Baltimore, Maryland 21202
  Facsimile: 888-907-1740
  Email: mstout@otclawyers.com

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date it is telecommunicated, personally delivered or mailed.

8.04          Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, will be governed by and construed in accordance with the laws of the State of Nevada without regard any choice or conflict of law provisions.

8.05          Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.06          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.  Each counterpart may consist of a number of copies of this Agreement each of which may be signed by less than all of the parities hereto, but together all such copies will constitute one and the same instrument.

8.07          Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in the Agreement.  The waiver by any party hereto to a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.08          Incorporation of Exhibits. All Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

[Signatures Appear on the Following Page]

AGREEMENT AND PLAN OF MERGER - PAGE 10

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

SEGUIN NATURAL HAIR PRODUCTS INC.

By: /s/ Kimberly Wright
Name: Kimberly Wright
Title: President

YUENGLING’S ICE CREAM CORPORATION

By: /s/ David Yuengling
Name: David Yuengling
Title: President

AGREEMENT AND PLAN OF MERGER - PAGE 11